Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Prospect Capital Corporation
New York, New York

We hereby consent to the use in the Registration Statement on Form N-2 of our report dated August 27, 2019, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in this Registration Statement filed on August 30, 2019.

We also consent to the use of our report dated August 30, 2019, relating to the Senior Securities table on pages 108-111 of this Registration Statement, which is contained as Exhibit (n)(3) to the Registration Statement and reference to our firm under the caption “Independent Registered Public Accounting Firm”.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York

August 30, 2019